                                                                 Exhibit 10.22


[TRAVELOCITY LOGO]

January 20,2000

James Marsicano
EVP, Sales and Service

Dear Jim:

As you know, on October 4, 1999 Preview and Travelocity announced plans to merge. We anticipate the merger will close in the near future.

We are very pleased to inform you that, upon close, your base compensation will be increased to $19,121.92 per month. You will also be eligible to participate in our incentive award, which will pay awards based on the Company meeting pre-determined financial objectives. Your 2000 target incentive award will be 40% of your annualized base salary. Your individual award will depend upon both actual Company performance and your individual performance. The bonus plan, of course, must be officially approved by our Board of Directors. We will provide more details when we receive that approval.

As a Travelocity employee, you will also be eligible for the Company's benefit programs including medical, dental, vision, life and disability insurance, and paid time off. An information sheet that outlines the benefit plans and structure accompanies this letter. Please note that the details and limitations of all benefit and compensation programs are subject to the Company's policies and plans and may change from time to time in the Company's sole discretion.

Subject to the terms of an agreement with American Airlines, Inc. that expires on June 30, 2008, you will continue to be eligible for personal flight privileges for you, your spouse and dependent children on American Airlines and American Eagle. Certain space available flight privileges will also be available for non-dependent children, other relatives, and friends on these airlines. As you know, the pending spin of Sabre from AMR has resulted in certain changes in flight privileges, primarily relating to individual taxation. Please see http://source.sabre.com.

Finally, we feel that it is important that you have an ownership stake in the Company. Therefore, our Board of Directors has approved our proposal to provide to you, at close, an option to purchase 33,000 shares of Travelocity.com stock. This grant is in addition to the grant you received on October 4th, 1999. The grant price per option will be calculated on or about the close of the merger. The terms and conditions will be governed by the Company's Long-Term Incentive Plan and individual stock agreements.

We hope you are excited about the great things Travelocity has to offer to all of us. I look forward to working with you and I know with your help we will be the world's #1 on-line travel company for a long time to come.

Sincerely,


/s/ Terrell B. Jones
Terrell B. Jones
President & CEO